CONFORMED COPY
PRIVATE & CONFIDENTIAL


                     DATED 8th DECEMBER 1998






                       GLOBAL MARINE INC.
                          as guarantor


                             - and -


                 NELSTAR LEASING COMPANY LIMITED
                            as lessor











                     GUARANTEE AND INDEMNITY
                           relating to
                Global Marine Leasing Corporation
      and a Glomar Hull 456 class Deepwater Drillship with
               Harland and Wolff hull number 1739
                  (t.b.n. "GLOMAR C.R. LUIGS")

                         LIST OF CONTENTS

Clause Title                                                 Page Number

1.     DEFINITIONS AND INTERPRETATION                                  1

1.1    DEFINITIONS                                                     1

1.2    INTERPRETATION                                                  3

2.     GUARANTEE AND INDEMNITY                                         4

3      DEMANDS AND CERTIFICATES                                        5

4      TIME AND INDULGENCE                                             5

5      CONTINUING SECURITY                                             6

6.     NO COMPETITION                                                  7

7.     GUARANTOR'S OBLIGATIONS                                         7

8.     REPRESENTATIONS AND WARRANTIES                                  8

9.     COVENANTS                                                      11

9.1    General Covenants                                              11

10.    PAYMENTS AND TAXES                                             12

10.1   PAYMENTS                                                       12

10.2   Value Added Tax                                                14

11.    ADDITIONAL SECURITY                                            15

12.    ACKNOWLEDGEMENT AND DECLARATION                                15

13.    ASSIGNMENT                                                     16

13.1   Assignment by Lessor                                           16

13.2   Assignment by Guarantor                                        16

14.    COSTS AND EXPENSES                                             16

15.    MISCELLANEOUS                                                  17

15.1   Delay in Enforcement, Waivers etc.                             17

15.2   Variation                                                      17

15.3   Invalidity                                                     17

15.4   Notices                                                        17

15.5   Applicable Law                                                 18

15.6   Counterparts                                                   18

15.7   Further Assurances                                             18

15.8   Entire Agreement                                               18

16.    SUBMISSION TO JURISDICTION                                     19

17.    JUDGMENT CURRENCY                                              19

18.    CONFIDENTIALITY                                                20

19.    NATURE OF DOCUMENT                                             20



THIS GUARANTEE AND INDEMNITY dated  8th December 1998 is made

BETWEEN:

      (1) GLOBAL MARINE INC., a company incorporated under the laws of the State of Delaware in the United States of America and having its principal place of business at 777 North
      Eldridge Parkway, Houston, Texas 77079, United States of
      America (the "GUARANTOR"); and

      (2) NELSTAR LEASING COMPANY LIMITED, a company incorporated under the laws of England and Wales with company registration number 1581384 whose registered office is at 71 Lombard Street, London EC3P 3BS, England
      (the "LESSOR").

      WHEREAS:

      (A) Pursuant to the Shipbuilding Contract and the Head Lease, the Lessor has agreed, inter alia, to purchase the Vessel from the Builder and lease the same to the Lessee subject to the terms and conditions therein contained.

      (B) Pursuant to the Construction Supervision Agreement, the Lessor's Agent has agreed to supervise the construction of the Vessel for the Lessor upon the terms and conditions therein contained.

      (C) Pursuant to the Put Option Deed, GMCRL has agreed, inter alia, to purchase the Lessor's rights and obligations under the Shipbuilding Contract upon the occurrence of certain events.

      (D) Each of the Lessee, the Lessor's Agent and GMCRL is a wholly owned Subsidiary (US) of the Guarantor.

      (E) The Guarantor desires the Lessor to purchase the Vessel from the Builder, to lease the same to the Lessee for the purposes of the Lessee sub-leasing the same to the Sub-
      Lessee and the Sub-Lessee entering into the Service
      Contract with the Initial Service Contractor, and to enter into the Relevant Lease Documents to which the Lessor is or is to be a party.

      (F) It is a condition precedent to the obligations of the Lessor under the Head Lease that the Guarantor executes and delivers this Guarantee and Indemnity to the Lessor.

      NOW IT IS HEREBY AGREED AS FOLLOWS:

      1.     DEFINITIONS AND INTERPRETATION

      1.1    DEFINITIONS

      Save as otherwise expressly provided herein, words and expressions used in this Guarantee and Indemnity shall have the meanings, if any, respectively attributed thereto in the Head Lease. In this Guarantee and Indemnity
      (including the Recitals) the following words and expressions shall have the meanings respectively attributed to them below:

      "GMCRL" means Global Marine C.R. Luigs Limited, a company incorporated under the laws of England and having its registered office at 15 Appold Street, London EC2A 2HB,
      England;

      "GROUP" means the Guarantor and its Holding Company (US) and its subsidiaries (US) from time to time;

      "GUARANTEED AGREEMENTS" means each of the Relevant Lease
      Documents to which any of the lessee, the Lessor's Agent and GMCRL is a party;

             "GUARANTEED OBLIGATIONS" means any and all monies, liabilities and obligations (whether actual or contingent, whether now existing or hereafter arising, whether arising in respect of or attributable to the period prior to the date of this Guarantee and Indemnity or to any time hereafter whether or not for the payment of money, and including, without limitation, any obligation or liability to pay damages and including any interest which, but for the application of bankruptcy or insolvency laws, would have accrued on the amounts in question) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or be expressed to be due, owing, payable or incurred from or by each of the Lessee, the Lessor's Agent and GMCRL to the Lessor under or in connection with the Guaranteed Agreements EXCEPT any Excluded Obligations and references to "GUARANTEED OBLIGATIONS" include references to any part thereof;

      "HEAD LEASE" means the lease in respect of the Vessel entered or to be entered into between the Lessor and the Lessee;

      "LESSEE" means Global Marine Leasing Corporation, a company incorporated under the laws of the Commonwealth of the Bahamas and having its registered office at c/o
      McKinney, Bancroft & Hughes, Mareva House, 4 George
      Street, P.O. Box 3937, Nassau, Bahamas;

      "LESSOR'S AGENT" means Global Marine International Drilling Corporation, a company incorporated under the laws of the Commonwealth of the Bahamas and having its registered office at c/o McKinney, Bancroft & Hughes, Mareva House, 4 George Street, P.O. Box 3937, Nassau, Bahamas;

      "LIABILITY" means a liability, loss, charge, claim, proceeding, damage, judgment, enforcement, penalty, fine, fee, cost and expense of whatsoever nature and;
      "LIABILITIES" shall be constructed accordingly;

      "US GAAP" means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, as in effect from time to time;

      "VESSEL" means the ultra-deepwater drillship with the Builder's hull number 1739 currently being construed by the Builder and more particularly described in the Lease;
      and

      "YEAR 2000 ISSUE" means the failure of computer software, hardware and firmware systems and equipment containing embedded computer chips to properly receive, transmit, process, manipulate, store, retrieve, re-transmit or in any other way utilise data and information due to the occurrence of the year 2000 or the inclusion of dates on or after 1 January, 2000.

      1.2    INTERPRETATION

             (A)    In this Guarantee and Indemnity references to:

                    (i) clauses, paragraphs, sub-paragraphs, or the schedule are, unless otherwise specified, references to clauses, paragraphs, sub-paragraphs of, and the schedule to, this Guarantee and Indemnity as from time to time amended in accordance with the provisions of this Guarantee and Indemnity;

                    (ii) any statute or other legislative provisions shall, unless otherwise specified, be read to include any statutory or legislative modification or re-enactment thereof, or substitution therefor;

                    (iii) this Guarantee and Indemnity or any other agreement or instrument shall include this Guarantee and Indemnity or such other agreement or instrument as it may from time to time be amended, novated, supplemented or substituted with the agreement of the parties thereto and, where such agreement expressly so provides, the parties hereto;

                    (iv) "PERSON" shall include any individual, company, corporation, firm, partnership, joint venture, association, trust, unincorporated organisation, government
                    (including any agency, department or
                    political sub-divisions thereof) state,
                    international organisation, European Union institution, committee, department or authority, whether having distinct legal personality or not or any association or partnership of two or more of the foregoing;

                    (v) "ASSIGNEE" or "ASSIGNS" of a person shall include any person who has assumed all or some of the rights and/or obligations of the relevant person, whether by assignment, novation or otherwise;

                    (vi) reference to any person shall include its successors (whether of the same name or another name) and permitted assignees;

                    (vii)  the "ASSETS" of any person shall be
                    construed as a reference to the whole or any part of its business, undertaking, property, assets and revenue (including any right to receive revenues);

                    (viii) words denoting the singular number shall include the plural and vice versa;

                    (ix) the words "OTHER" and "OTHERWISE" shall not be construed ejusdem generis with any foregoing words where a wider construction is possible;

                    (x) the "WINDING-UP" of a person also includes the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of that person, and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets; and

                    (xi) the words "INCLUDING" and "IN PARTICULAR" shall be construed as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of the foregoing words.

             (B) Clause and other headings are for ease of reference only and shall not affect the interpretation of this Guarantee and Indemnity.


2.     GUARANTEE AND INDEMNITY

      2.1 In consideration of the Lessor, inter alia, entering, and agreeing to enter, into the Head Lease and the other
      Relevant Lease Documents to which it is or is to be a party, the Guarantor:

             2.1.1 as primary obligor and not as surety only, hereby unconditionally and irrevocably guarantees to the Lessor the due and punctual observance and performance by each of the Lessee, the Lessor's
             Agent and GMCRL of each and every one of the Guaranteed Obligations;

             2.1.2 hereby unconditionally and irrevocably covenants with and undertakes with the Lessor that in the event of a default by the Lessee, the Lessor's
             Agent or GMCRL in the observance or performance for whatever reason of any of the Guaranteed
             Obligations, as and when the same shall be expressed to be due to be observed or performed, the Guarantor shall forthwith on demand by the Lessor perform such Guaranteed Obligation or cause such Guaranteed Obligation to be performed, punctually as if such Guaranteed Obligation were performed by the Lessee, the Lessor's Agent or GMCRL, as the case may be; and

             2.1.3 hereby irrevocably and unconditionally undertakes, covenants and agrees with the Lessor as a primary obligation to indemnify the Lessor and keep the Lessor indemnified on demand and on a full indemnity basis for and against any and all Liabilities incurred or sustained by the Lessor in relation to and arising out of the failure of the Lessee, the Lessor's Agent or GMCRL duly and punctually to perform the Guaranteed Obligations or as a result of the whole or any part of the Guaranteed Obligations being or becoming void, voidable, unenforceable or ineffective as against the Lessee, the Lessor's Agent or GMCRL, as the case may be, for any reason whatsoever, irrespective of whether such reason or any related fact or circumstance was known or ought to have been known to the Lessor or any of its officers, employees, agents or advisers.

      2.2 In addition to its liabilities under Clause 2.1 the Guarantor shall pay or cause to be paid to the Lessor on demand interest at the Default Rate (both before and after judgment) accruing on a day to day basis, and on the basis of a 365 day year (or a 360 day year or any other basis when the amount in respect of which Default Rate interest is payable under this Clause 2.2 is denominated in a currency where it is customary for banks or financial institutions to calculate interest on such a basis), on each amount (or any part thereof) for the time being due to the Lessor under this Guarantee and Indemnity and unpaid from the date of demand on the Guarantor for payment until payment is made (but excluding the day on which value for any payment made is received by the Lessor) PROVIDED THAT interest shall not be payable by the Guarantor under this Clause 2.2 if and to the extent that interest on the same monies continues to accrue at the Default Rate under any of the Guaranteed Agreements and is guaranteed hereunder.

      2.3 The Guarantor hereby agrees that for the purposes of this Guarantee and Indemnity, service by the Lessor on the Lessee of a Termination Notice shall constitute a valid and effective service of such notice and the Lessee shall be conclusively deemed to have become liable to make the payments expressed in Clause 21.5 of the Head Lease to be payable by the Lessee to the Lessor upon service of such notice notwithstanding that, as between the Lessee and the Lessor, the Lessor is, by virtue of any laws of England and Wales or any other applicable jurisdiction relating to bankruptcy, insolvency or administration or any similar laws, prohibited from serving such notice, repossessing the Vessel or commencing or continuing any proceedings or other legal process in England and Wales or such other jurisdiction against the Lessee.


3.     DEMANDS AND CERTIFICATES

      3.1 In order to make any demand under this Guarantee and Indemnity the Lessor shall serve upon the Guarantor a notice in writing.

      3.2 Any certificate from any director, officer or authorised person of the Lessor or any agent of the Lessor contained in any demand, notice or other communication given or made by the Lessor under this Guarantee and Indemnity in relation to the amount of the Guarantor's liability in relation to the Guaranteed Obligations or any other amount payable by the Guarantor under this Guarantee and Indemnity shall be prima facie evidence that the facts stated in such certificate are true and correct.

      3.3 The Guarantor acknowledges and agrees with the Lessor that, whenever the Lessor cannot reasonably ascertain with certainty the amount of any liability of the Lessee, the Lessor's Agent or GMCRL to the Lessor under any of the Guaranteed Agreements, the Lessor may make demand on the Lessee, the Lessor's Agent or, as the case may be, GMCRL on the basis of a provisional estimate thereof by the Lessor, and if any such demand is not satisfied in full the Lessor may make demand on the Guarantor under this Guarantee and Indemnity in accordance with and subject to Clause 2 for the sum so demanded from the Lessee, the Lessor's Agent or, as the case may be, GMCRL. Without prejudice to Clauses 2 and 3.2, the Guarantor agrees that no such demand on the Guarantor shall be vitiated or invalidated if it subsequently transpires that the amount demanded from the Lessee, the Lessor's Agent or, as the case may be, GMCRL or the Guarantor was less than or greater than the amount which was properly due. If it subsequently transpires that an amount (including interest) paid by the Guarantor was greater than the amount which was properly due from the Guarantor, the Lessor shall refund the excess to the Guarantor together with interest thereon at LIBOR from and including the date upon which such refund should have been made under this Clause 3.3 to and including the date of actual payment (after as well as before judgment). Such interest shall accrue on a day to day basis and be compounded quarterly.

      3.4 Without prejudice to Clauses 3.1, 3.2 and 3.3, the Lessor may at any time and from time to time issue further or corrected demands on the Guarantor in respect of any Guaranteed Obligation.


4.     TIME AND INDULGENCE

      4.1 The Lessor shall be at liberty at all times and from time to time, whether before or after any demand for payment under this Guarantee and Indemnity and without discharging or in any way affecting the Guarantor's liability hereunder, to do all or any of the following:

             4.1.1 terminate, amend or novate or agree to the termination, amendment or novation (in accordance with the terms of the Guaranteed Agreements) any of the Guaranteed Agreements in any manner whatsoever;

             4.1.2 grant to the Lessee, the Lessor's Agent or GMCRL or to any other person any time or indulgence;

             4.1.3 terminate or cancel the Shipbuilding Contract and/or the purchase of the Vessel thereunder in accordance with its terms;

             4.1.4 deal with, exchange, renew, vary, release, modify or abstain from perfecting or enforcing any securities, guarantees or rights which the Lessor may now or hereafter have from or against the Lessee, the Lessor's Agent or GMCRL or any other person in respect of the respective obligations of the Lessee, the Lessor's Agent or GMCRL or such other person under or in respect of the Guaranteed
             Agreements or the transactions contemplated thereby;

             4.1.5 compound with, discharge or vary the liability of the Lessee, the Lessor's Agent or GMCRL or any other person or guarantor to the Lessee, the Lessor's Agent or GMCRL or concur in, accept or vary any compromise, arrangement or settlement with the Lessee, the Lessor's Agent or GMCRL or any other person or guarantor or concur in or vary any deed of arrangement or deed of assignment for the benefit of creditors of any such person;

             4.1.6 omit to prove or fail to maintain any right of proof for or to claim or enforce payment of any dividend or composition; and

             4.1.7 take or omit to take any security from the Lessee, the Lessor's Agent or GMCRL or any other person or guarantor in respect of the obligations of the Lessee, the Lessor's Agent or GMCRL under or in respect of the Guaranteed Agreements or the transactions contemplated thereby, whether contemporaneously with this Guarantee and Indemnity or otherwise.


5.     CONTINUING SECURITY

      5.1 This Guarantee and Indemnity shall be a continuing security and accordingly:

             5.1.1 shall be binding on the Guarantor and its successors and assigns;

             5.1.2 shall not be discharged by any partial payment by the Lessee, the Lessor's Agent or GMCRL or any other person under or in respect of any of the Guaranteed Agreements;

             5.1.3 shall extend to cover the balance due at any time from the Lessee, the Lessor's Agent or GMCRL to the Lessor under or in respect of the Guaranteed
             Agreements or the transactions contemplated thereby;

             5.1.4 shall be in addition to and not in substitution for or derogation of any other security which the Lessor may at any time hold in respect of the obligations of the Lessee, the Lessor's Agent or GMCRL under or in respect of the Guaranteed
             Agreements or the transactions contemplated thereby;

             5.1.5 except to the extent that the Lessor expressly waives the Guarantor's obligations under this Guarantee and Indemnity, shall not be discharged or in any way affected by any action taken or not taken by the Lessor; and

             5.1.6 shall not be discharged or in any way affected by any merger with any other person or persons or restructuring of any nature whatsoever of, or any change of name by, the Lessee, the Lessor's Agent or GMCRL (whether or not the same is consented to, or otherwise approved by, the Lessor).


6.     NO COMPETITION

      6.1 From the date or dates upon which any demand is properly made against the Guarantor under this Guarantee and Indemnity until such time as the Lessor has received, and is entitled to retain, payment of the Guaranteed
      Obligations in full, the Guarantor shall not:

             6.1.1 claim any set-off or counterclaim against the Lessee, the Lessor's Agent or GMCRL in respect of any payment by the Guarantor hereunder or in respect of any outstanding actual or contingent liability between the Guarantor and the Lessee, the Lessor's Agent or, as the case may be, GMCRL; or

             6.1.2 make or enforce any claim or right (including a right of subrogation or contribution) against the Lessee, the Lessor's Agent or GMCRL or prove in competition with the Lessor in the event of the liquidation or bankruptcy of the Lessee, the Lessor's Agent or GMCRL in respect of any payment by the Guarantor hereunder or in respect of any outstanding actual or contingent liability between the Guarantor and the Lessee, the Lessor's Agent or GMCRL; or

             6.1.3 in competition with the Lessor claim the benefit of any security or guarantee now or hereafter held by the Lessor for any money or liabilities due or incurred by the Lessee, the Lessor's Agent or GMCRL to the Lessor or any share therein.



7.     GUARANTOR'S OBLIGATIONS

      7.1 The Guarantor's obligations under this Guarantee and Indemnity are those of primary obligor and exist irrespective of any total or partial invalidity, illegality or unenforceability of any of the Guaranteed Agreements. The Guarantor agrees as a separate and independent stipulation that if any sum arising under any liability under the guarantees or the indemnities contained herein is not or would not be recoverable on the footing of a guarantee or an indemnity, whether by reason of any legal limitation, disability or incapacity on or of the Lessee, the Lessor's Agent or GMCRL or any other act or circumstance whether known to the Lessor or not (including without limiting the generality of the foregoing the bankruptcy, insolvency, winding up, administration, liquidation or reorganisation of the Lessee, the Lessor's Agent or GMCRL, the loss for any reason whatsoever by the Lessee, the Lessor's Agent or GMCRL of its corporate status or existence, or any other fact or circumstance which would or might otherwise constitute a legal or equitable discharge of or defence to the Guarantor), such sum shall nevertheless be recoverable from the Guarantor as a sole and principal debtor and shall be paid or caused to be paid by the Guarantor upon demand by the Lessor.

      7.2 The Lessor shall not be obliged before making demand under or taking steps to enforce this Guarantee and Indemnity:

             7.2.1 to take action or obtain judgment against the Lessee, the Lessor's Agent or GMCRL or any other person in any court or tribunal; or

             7.2.2 to make or file any claim in a bankruptcy or liquidation of the Lessee, the Lessor's Agent or GMCRL or any other person; or

             7.2.3 to exercise diligence against the Lessee, the Lessor's Agent or GMCRL or any other person under any of the Guaranteed Agreements or the transactions contemplated thereby.

      7.3 The Guarantor waives and agrees not to enforce or claim the benefit of any and all rights it has or may from time to time have as surety under any applicable law which is or may be inconsistent with any of the provisions of this Guarantee and Indemnity.


8.     REPRESENTATIONS AND WARRANTIES

      8.1 The Guarantor acknowledges that the Lessor has entered into the Relevant Lease Documents in full reliance on representations and warranties by the Guarantor in the terms set out in this Clause 8 and the Guarantor now represents and warrants to the Lessor that the following statements are at the date hereof true and accurate, namely that:

             8.1.1 the Guarantor is a company duly incorporated and validly existing under the laws of the State of Delaware in the United States of America and has the corporate power and authority to own its assets and carry on its business as it is being presently conducted and to enter into and perform its obligations under this Guarantee and Indemnity and the other Relevant Lease Documents to which it is or is to be a party and to consummate the transactions contemplated hereby;

             8.1.2 the execution, delivery and performance by the Guarantor of this Guarantee and Indemnity and the other Relevant Lease Documents to which it is or is to be a party and the consummation of the transactions contemplated hereby have been duly authorised by all necessary or appropriate corporate action on the part of the Guarantor, do not require any shareholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of the Guarantor except such as have been duly obtained and are in full force and effect, and do not contravene or constitute a default under (aa) any law, governmental rule, regulation or decree, directive, convention, treaty, judgment, injunction or any official or judicial order binding on the Guarantor or any of its assets, (bb) its constitutional documents or (cc) any agreement consent or instruments to which it is a party or is binding upon it or any of its assets nor result in the creation or imposition of any Lien on any of its assets pursuant to the provisions of any such agreement, consent or instrument;

             8.1.3 this Guarantee and Indemnity and the other Relevant Lease Documents to which the Guarantor is or is to be a party constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of the Guarantor enforceable in accordance with its terms subject to general principles of equity and the law affecting creditors' rights generally;

             8.1.4 no authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is necessary or desirable to ensure the validity, enforceability or priority of the liabilities and obligations of the Guarantor or the rights of the Lessor under this Guarantee and Indemnity and the other Relevant Lease Documents to which the Guarantor is or is to be a party;

             8.1.5 no event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute a contravention of, or a default under, any agreement by which the Guarantor, its business or any of its assets is bound or affected, being a contravention or default which would be likely to either have a material adverse effect on the business, assets or financial or trading condition of the Guarantor or materially and adversely affect its ability to observe or perform its obligations under this Guarantee and Indemnity and the other Relevant
             Lease Documents to which the Guarantor is or is to be a party;

             8.1.6 no litigation, arbitration or administrative proceedings or claim which would be likely to, by itself or together with any other such proceedings or claims, either have a material adverse effect on its business, assets or financial or trading condition or materially and adversely affect its ability to observe or perform its obligations under this Guarantee and Indemnity and the other Relevant Lease Documents to which the Guarantor is or is to be a party is presently in progress or, to the best of the knowledge, information and belief of the Guarantor, pending or threatened against the Guarantor, its business or any of its assets;

             8.1.7 No Termination Event has occurred and is continuing and no Relevant Event has occurred and is continuing;

             8.1.8 the Guarantor has not taken any corporate action nor, to the best of its knowledge and belief, have any other steps been taken or legal proceedings been started or threatened against it for its winding up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues;

             8.1.9 under applicable laws of the State of Delaware and the federal laws of the United States of America in force at the date hereof the Guarantor is not required to deduct any Taxes from any payments that it may be required to make under this Guarantee and Indemnity or any of the other Relevant Lease
             Documents to which the Guarantor is or is to be a party;

             8.1.10 the Guarantor is conducting its business in all material respects in compliance with all applicable laws, regulations and government directives and the Guarantor has obtained all material licences, permissions, authorisations and consents necessary for the conduct of its business and to the best of its knowledge and belief after due and proper enquiry all such licences, permissions, authorisations and consents are in full force and effect;

             8.1.11 the audited consolidated accounts of the Guarantor for the period ending 31st December 1997 have been prepared in accordance with US GAAP consistently applied and fairly represent the financial condition of the Group at that date and the results of their operations for the accounting period ended on that date, that there has been no material adverse change in the consolidated financial condition of the Group since that date nor have there been any unrealised anticipated losses not disclosed in such accounts or in the Guarantor's other filings with the United States' Securities and Exchange Commission;

             8.1.12 all information furnished by the Guarantor to the Lessor relating to the transactions contemplated by the Guaranteed Agreements is true and accurate in all material respects and there are no omissions of material facts or misleading information contained in such information;

             8.1.13 neither the Guarantor nor any of its property or assets is entitled to immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, attachment or other legal process in any jurisdiction;

             8.1.14 the Guarantor is the indirect legal and beneficial owner of all of the issued share capital of the Lessee, the Lessor's Agent and GMCRL;

             8.1.15 the Guarantor is reviewing the effect of the Year 2000 Issue on the material computer software, hardware and firmware systems and equipment containing embedded mircrochips owned or operated by or for itself, the Lessee and the Sub-Lessee whether on board the Vessel, any other vessel owned or operated and insured by a member of the Guarantor's Group or ashore in the conduct of its and the Lessee's and the Sub-Lessee's business.
             In addition, the Guarantor is reviewing the effect of the Year 2000 Issue on the material interfaces between its systems and the systems of its major suppliers. The costs of any reprogramming and testing required as a result of the Year 2000 Issue to permit the proper functioning of the material systems and equipment of itself, the Lessee and the Sub-Lessee and the material interfaces between its systems and the systems of its major suppliers and the proper processing of data are not reasonably expected to result in a default by the Guarantor of its obligations under this Guarantee and Indemnity or to have a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of the Guarantor;

             8.1.16 each member of the Group has complied with all Taxation laws in all jurisdictions in which it is subject to Taxation and has paid all Taxes due and payable by it and no material claims are being asserted against it with respect to Taxes which would be likely either to have a material adverse effect on the business, assets, operations, prospects or condition (financial or otherwise) of the guarantor or materially and adversely affect its ability to observe or perform its obligations under this Guarantee and Indemnity and the other Relevant Lease Documents to which the Guarantor is or is to be a party;

             8.1.17 no stamp or registration duty or similar taxes or charges are payable in the State of Delaware or Texas in respect of this Guarantee and Indemnity or any of the other Relevant Lease Documents; and

             8.1.18 subject to any qualifications contained in the legal opinions addressed to the Lessor described in paragraph 5 of Part 1 of Schedule 5 to the Head Lease, the choice of English law to govern this Guarantee and Indemnity and the other Relevant
             Lease Documents to which the Guarantor is or is to be a party is a valid choice of law and English law will accordingly be applied by the courts in the States of Delaware and Texas and the federal courts of the United States of America if this Guarantee and Indemnity or such other Relevant Lease
             Documents or any claim hereunder or thereunder comes under their jurisdiction upon proof of the relevant provisions of English law. The submission hereunder by the Guarantor to the jurisdiction of the courts of England and the appointment by the Guarantor of process agents in England to accept service of process in respect of the jurisdiction of such courts is valid and binding upon the Guarantor.

      8.2 The representations and warranties by the Guarantor contained in Clause 8.1 (other than Clauses 8.1.9 and 8.1.11) shall be deemed to be repeated on and as of each Instalment Date as if made with reference to the facts and circumstances existing at such date (but so that the representation and warranty in Clause 8.1.11 shall for this purpose refer to the then latest audited consolidated financial accounts of the Guarantor).

      8.3 The representations and warranties contained in this Clause 8 and the rights of the Lessor in respect thereof shall survive the execution and delivery of this Guarantee and Indemnity.


9.     COVENANTS

9.1    GENERAL COVENENTS

      The Guarantor hereby covenants with the Lessor that, so long as it remains under any liability, actual or contingent, under this Guarantee and Indemnity:

             9.1.1 it will provide to the Lessor such financial and other information relating to the Group as is publicly available or as the Guarantor makes available to its creditors generally including, without limitation, copies of the quarterly and annual consolidated audited accounts of the Group no later than 60 days after the end of the quarterly period or 120 days after the end of the annual period (as the case may be) to which they relate;

             9.1.2 it will provide to the Lessor promptly, such further information as is reasonably available to the Guarantor or any other member of the Group regarding the financial condition and operations of the Guarantor or any other member of the Group, as the Lessor may reasonably request;

             9.1.3 it will at all times, and from time to time, obtain, maintain, preserve and keep in full force and effect any permits, consents, licences and other authorisations governmental or otherwise as are from time to time necessary for the performance of its obligations under this Guarantee and Indemnity and comply with any conditions attached thereto;

             9.1.4 except with the prior written consent of the Lessor, it will not take or accept any Lien from the Lessee, the Lessor's Agent or GMCRL or any other person in respect of the Guarantor's liability under this Guarantee and Indemnity PROVIDED HOWEVER THAT any such Lien taken with or without such consent shall be held by the Guarantor for the benefit of and on trust for the Lessor so long as the Guarantor remains under any actual or contingent liability under this Guarantee and Indemnity;

             9.1.5 forthwith notify the Lessor if the Guarantor becomes aware of the occurrence of any Termination
             Event or Relevant Event;

             9.1.6 each of the Lessee and, whilst and for so long as the Lessor's Agent and GMCRL have any duties, liabilities or obligations to the Lessor under the Relevant Lease Documents, the Lessor's Agent and
             GMCRL will remain a Subsidiary (US);

             9.1.7 it shall take all commercially reasonable action to complete in all material respects by 31st September
             1999, the reprogramming and testing of all material computer software, hardware and firmware systems, computer interfaces and equipment containing embedded microchips owned or operated by/or for itself, the Lessee or the Sub-Lessee whether on board the Vessel, any other vessel owned or operated and insured by a member of the Guarantor's
             Group or ashore in the conduct of its and the Lessee's and the Sub-Lessee's business required as a result of the Year 2000 Issue to permit the proper functioning of such computer systems, interfaces and other equipment. At the request of the Lessor, the Guarantor shall provide to the Lessor reasonable assurance of its compliance with this Clause 9.1.7. Any information so provided by the Guarantor shall be subject to the provisions of Clause 18 of this Guarantee and Indemnity; and

             9.1.8 its obligations hereunder do and will rank at least pari passu with all other present and future unsecured unsubordinated obligations of the
             Guarantor other than obligations preferred by laws applicable to corporations generally in the States of Delaware and Texas and the federal laws of the United States of America.



10.    PAYMENTS AND TAXES

10.1   PAYMENTS

             10.1.1 All sums payable to the Lessor pursuant to or in connection with this Guarantee and Indemnity or any document contemplated by or entered into pursuant hereto, shall be paid in full without any set-off or counterclaim whatsoever and free and clear of all deductions or withholdings whatsoever save only as may be required by law.

             10.1.2 If any deduction or withholding is required by law in respect of any payment due to the Lessor pursuant to or in connection with this Guarantee and Indemnity or any document contemplated by or entered into pursuant hereto, the Guarantor shall:

                    (a) ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement therefor;

                    (b) pay, or procure the payment of, the full amount deducted or withheld to the relevant
                    Taxation or other authority in accordance with the applicable law;

                    (c) increase the payment in respect of which the deduction or withholding is required so that the net amount received by the Lessor after the deduction or withholding (and after taking account of any further deduction or withholding which is required to be made which arises as a consequence of the increase) shall be equal to the amount which the Lessor would have been entitled to receive in the absence of any requirement to make a deduction or withholding; and

                    (d) promptly deliver or procure the delivery to the Lessor of appropriate receipts evidencing the deduction or withholding which has been made;

                    PROVIDED THAT if the Lessor determines, in its
             absolute discretion, that it has received, realised, utilised and retained a Tax benefit by reason of any deduction or withholding in respect of which the Guarantor has made an increased payment under this Clause 10.1.2, the Lessor shall, provided it has received all amounts which are then due and payable by the Guarantor under any of the provisions of this Guarantee and Indemnity, pay to the Guarantor (to the extent that the Lessor can do so without prejudicing the amount of that benefit and the right of the Lessor to obtain any other benefit, relief or allowance which may be available to it) such amount, if any, as the Lessor in its absolute discretion, shall determine will leave the Lessor in no better and no worse position than the Lessor would have been in if the deduction or withholding had not been required;

             PROVIDED FURTHER THAT:

                    (i) the Lessor shall have an absolute discretion as to the time at which and the order and manner in which it realises or utilises any Tax benefit;

                    (ii) the Lessor shall not be obliged to disclose any information regarding its business, Tax affairs or Tax computation or those of any member of the Lessor's Group;

                    (iii) if the Lessor has made a payment to the Guarantor pursuant to this Clause 10.1.2 on account of any Tax benefit and it subsequently transpires that the Lessor did not receive that Tax benefit, or received a lesser Tax benefit, the Guarantor shall pay on demand to the Lessor such sum as the Lessor may determine being necessary to restore the after-Tax position of the Lessor to that which it would have been had no adjustment under this proviso (iii) been necessary;

                    (iv) the Lessor shall not be obliged to make any payment under this Clause 10.1.2 if, by doing so, it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law).

             (v) if the Guarantor requests the Lessor, in writing, to make an application pursuant to the provisions of a double tax treaty for relief (whether in whole or in part) in respect of any deduction or withholding required by law, the Lessor shall (at the cost of the Guarantor) take such action as the Guarantor shall reasonably request to make such application to an applicable Tax authority. If the Lessor subsequently obtains a repayment (whether in whole or in part) of such deduction or withholding from that Tax authority in circumstances where the Lessee has made an increased payment under this Clause 10.1 the Lessor shall, provided that the Lessor has received all amounts which are then due and payable by the Guarantor under any of the provision of this Guarantee and Indemnity pay to the Guarantor as great an amount of the repayment as possible as will leave the Lessor in no worse position than the Lessor would have been in if the deduction or withholding had not been required.



10.2   VALUE ADDED TAX

             10.2.1 If the Lessor makes any supply for Value Added Tax purposes pursuant to or in connection with this Guarantee and Indemnity or any transaction or document contemplated herein or therein, the Guarantor shall (save to the extent that the Lessor is entitled to be indemnified in respect of that Value Added Tax by an increased payment under Clause 10.2.2 below) at such time as the Lessor certifies to the Guarantor that any amount of VAT payable in respect of that supply has not been paid to the Lessor and having duly accounted for such VAT to Customs and Excise at the correct time and having duly claimed bad debt relief in respect of that VAT the Lessor either has or has not received such relief, pay on demand to the Lessor an amount equal to the aggregate of any Value Added Tax which is payable in respect of that supply and has not been the subject of bad debt relief and interest on an amount equal to any Value Added Tax payable in respect of the supply at LIBOR ascertained in respect of the date on which such VAT was accounted for to Customs and Excise for the period from that date until the date of the Lessor's certificate or the date upon which bad debt relief is received.

             10.2.2 Save where expressly provided to the contrary, all payments made under this Guarantee and Indemnity are calculated without regard to Value Added Tax.
             If any such payment constitutes the whole or any part of the consideration for a taxable or deemed taxable supply (whether that supply is taxable pursuant to the exercise of an option or otherwise), the amount of that payment shall be increased by an amount equal to the amount of Value
             Added Tax which is chargeable in respect of the taxable supply in question PROVIDED THAT the Lessor shall not be liable to pay an amount in respect of Value Added Tax until such time as, and to the extent that it receives a credit for such VAT as "INPUT TAX", as defined in sub-section (1) of section 24 of VATA, under sections 25 and 26 of VATA, in which case such payment shall be made as soon as practicable after the credit is received.

             10.2.3 If any amount or Value Added Tax paid by the Lessor pursuant to this Guarantee and Indemnity shall be Irrecoverable VAT, the Guarantor shall forthwith on demand by the Lessor indemnify the Lessor and keep the Lessor fully indemnified at all times against such Irrevocable VAT PROVIDED THAT if the Lessor determines that such Irrecoverable VAT subsequently proves to be recoverable, the Lessor shall pay to the Guarantor such amount, if any, as the Lessor in its absolute discretion shall determine will leave the Lessor in no better and no worse a position than the Lessor would have been in if no payment had been made by the Guarantor to the Lessor under this Clause 10.2.3.


11.    ADDITIONAL SECURITY

             This Guarantee and Indemnity is in addition to and is not to prejudice, or be prejudiced by, any other guarantee or security for the obligations of the Lessee, the Lessor's
      Agent or GMCRL or any other person under the Guaranteed
      Agreements or otherwise now or hereafter held by the Lessor and it shall not be necessary for the Lessor before claiming payment under this Guarantee and Indemnity to resort to or seek to enforce any other guarantee or security in respect of the said obligations of the Lessee, the Lessor's Agent or GMCRL or any other person.


12.    ACKNOWLEDGEMENT AND DECLARATION

12.1   The Guarantor agrees, acknowledges and declares that:

             12.1.1 if any payment received by the Lessor in respect of monies owing or due and payable by the Lessee, the Lessor's Agent or GMCRL shall on the subsequent insolvency or liquidation of the Lessee, the Lessor's Agent or, as the case may be, GMCRL be avoided under any laws relating to insolvency or liquidation, such payment shall not be considered as discharging or diminishing the liability of the Guarantor under this Guarantee and Indemnity and this Guarantee and Indemnity shall continue to apply as if such payment had at all times remained owing by the Lessee, the Lessor's Agent or, as the case may be, GMCRL;

             12.1.2 this Guarantee and Indemnity shall remain the property of the Lessor and notwithstanding that all monies and liabilities due or incurred by the Lessee, the Lessor's Agent and GMCRL to the Lessor which are guaranteed hereunder shall have been paid or discharged the Lessor shall be entitled not to discharge this Guarantee and Indemnity or any security held by the Lessor for the obligations of the Guarantor hereunder until the Lessor has received, at the Guarantor's expense, such legal opinions as the Lessor shall reasonably require in terms satisfactory to the Lessor relating to those aspects of the laws of any relevant jurisdictions concerning the ability to set aside any such payment or discharge and in the event of bankruptcy, winding-up or any similar proceedings being commenced in respect of the Lessee, the Lessor's Agent or, as the case may be, GMCRL the Lessor shall be at liberty not to discharge this Guarantee and Indemnity or any security held by the Lessor for the obligations of the Guarantor hereunder for and during such further period as the Lessor may reasonably determine;

             12.1.3 if the Guarantor has not paid to the Lessor the full amount of all sums then due under this Guarantee and Indemnity the Lessor shall be entitled, for the purpose of enabling the Lessor to sue the Lessee, the Lessor's Agent or, as the case may be, GMCRL and/or any other guarantor of the liabilities which are guaranteed by this Guarantee and Indemnity or for proving in its or their liquidation or in any similar proceedings for any monies due and unpaid by the Lessee, the Lessor's Agent or, as the case may be, GMCRL to the Lessor, at any time place and keep for such time as it may think fit any monies received hereunder, or under any of such other guarantees or from any other person, to the credit of an interest bearing securities realised account or accounts (the rate of interest being earned on such monies in such account or accounts being the rate of interest extended at that time to the other customers of the Lessor of similar creditworthiness at that time as the Guarantor) without any obligation on the part of the Lessor to apply the same or any part thereof in or towards the discharge of the indebtedness and liabilities of the Lessee, the Lessor's Agent or, as the case may be, GMCRL to the Lessor;

             12.1.4 it has received executed copies of, and is aware of the terms of, the Guaranteed Agreements; and

             12.1.5 in respect of the Guarantor's liability hereunder after the Lessor has made any demand for payment, the Lessor shall be entitled upon giving notice to the Guarantor to set off the Guarantor's liability hereunder against any credit balance to which the Guarantor is beneficially entitled on any account or accounts which the Guarantor may have at any of the offices or branches of any member of Lloyds/TSB Group plc and to retain as security for the discharge of the Guarantor's liabilities all securities or other property of the Guarantor held by the Lessor (whether for safe custody or otherwise) PROVIDED THAT nothing herein contained shall apply to create any charge which depends for its validity on being duly recorded in any public registry and PROVIDED FURTHER THAT the failure by the Lessor to give the notice to the Guarantor under this Clause 12.1.5 shall in no way prejudice its rights under this Clause 12.1.5.


13.    ASSIGNMENT

13.1   ASSIGNMENT BY LESSOR

             The Guarantor acknowledges and agrees that the Lessor shall be entitled at any time and from time to time to assign, transfer or otherwise dispose of all of its interest in the Vessel together with this Guarantee and Indemnity and the Relevant Lease Documents to which it is a party to any person to whom the Lessor may assign, transfer or otherwise dispose of all of its interest in the Vessel and the benefit and burden of the Relevant
      Lease Documents to which it is a party pursuant to clause 28 of the Head Lease provided that, as at the time of such assignment, transfer or other disposal (in the case of an assignment by the Lessor to any person described in clause 28.1(a) of the Head Lease) or, as the case may be, at any time thereafter (in the case of an assignment by the Lessor to any person described in clause 28.1(b) of the Head Lease), the Guarantor shall not be required to suffer or incur any greater cost under this Guarantee and Indemnity than would have been the case but for such assignment.

13.2   ASSIGNMENT BY GUARANTOR

             The Guarantor may not assign, transfer or part with any of its rights or obligations under this Guarantee and Indemnity or any of the Relevant Lease Documents without the prior written consent of the Lessor.


14.    COSTS AND EXPENSES

             The Guarantor shall indemnify the Lessor, on a full indemnity basis, from and against, and on demand reimburse the Lessor for, all costs, charges and expenses, properly (and prior to the occurrence of a Termination Event, reasonably) incurred by the Lessor in connection with or incidental to the protection and preservation of the security hereby constituted or the exercise or enforcement of, or in endeavouring to exercise or enforce, any right or remedy conferred upon the Lessor hereunder or by law including in connection with any action brought by the Lessor to recover any payment due hereunder, or relating to any breach of any covenant or obligation in this Guarantee and Indemnity, whether or not any such action progresses to judgment.


15.    MISCELLANEOUS

15.1   DELAY IN ENFORCEMENT, WAIVERS ETC.

             All waivers of any right, power or privilege by either party hereto shall be in writing signed by such party. No failure or delay on the part of either party in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power preclude any other or further exercise of any such right or power. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in equity.

15.2   VARIATION

      This Guarantee and Indemnity shall only be amended, modified or varied by an instrument in writing executed by or on behalf of the parties hereto.

15.3   INVALIDITY

      If any term or provision of this Guarantee and Indemnity or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable under any applicable law neither the remainder of this Guarantee and Indemnity or application of such term or provision to persons or circumstances other than those as to which it is already invalid or unenforceable shall be affected thereby nor shall the validity, legality and enforceability of such term or provision under the laws of any other jurisdiction be in any way affected or impaired.

15.4   NOTICES

             15.4.1 Any demand, consent, record, election or notice (a "NOTICE") required or permitted to be given by either party to the other under this Guarantee and Indemnity shall be in writing and sent by first class prepaid airmail post or by facsimile transmission or delivered by hand addressed as follows:

                    (i)    if to the Guarantor to:

                    Global Marine Inc.
                    777 N. Eldridge Parkway
                    Houston
                    Texas 77079

                           Attention:           General Counsel
                           Facsimile:           + (1) 281 596 5196

                    (ii)   if to the Lessor to:

                           Nelstar Leasing Company Limited
                           Great Surrey House
                           203 Blackfriars Road
                           London SE1 8NH
                           England

                           Attention:           The Managing Director
                           Facsimile:           + (44) 171 922 1874

             or in each case to such other person or address or facsimile number as one party may, by not less than three (3) Business Days' notice, notify in writing to the other party hereto.

             15.4.2 Any notice shall be deemed to have been given or received to or by the party to whom it is addressed ten (10) days following posting, if posted by first class prepaid airmail post and on delivery, if delivered by hand and, in the case of a facsimile transmission, upon receipt by the sender of a transmission report showing the Notice has been sent in its entirety. The sender of a Notice by facsimile shall despatch an original of such Notice in the first class airmail post with postage prepaid in an envelope addressed to the recipient of the facsimile at its address stated in Clause
             15.4.1 but the facsimile Notice shall be the definitive Notice for the purposes of this Guarantee and Indemnity.



15.5   APPLICABLE LAW

             This Guarantee and Indemnity shall be governed by and construed, and performance thereof shall be determined, in accordance with the laws of England.

15.6   COUNTERPARTS

             This Guarantee and Indemnity may be executed in several counterparts and any single counterpart or set of counterparts, signed in either case by all of the parties, shall be deemed to be an original, and all taken together shall constitute one and the same instrument.

15.7   FURTHER ASSURANCES

             The Guarantor agrees from time to time, and at the Guarantor's expense, to do and perform such other and further acts and execute and deliver any and all such other instruments as may be required by law or reasonably requested by the Lessor to establish, maintain and protect the rights and remedies of the Lessor and to carry out and effect the intent and purpose of this Guarantee and Indemnity and the other Relevant Lease Documents, including those required by the Lessor in connection with the rights granted to it under Clause 12.1.5.

15.8   ENTIRE AGREEMENT

             This Guarantee and Indemnity, in conjunction with the Relevant Lease Documents and any letter agreements of even date herewith between the Guarantor and the Lessor, constitutes the entire agreement between the parties hereto in relation to this Guarantee and Indemnity and supersedes all previous proposals, agreements and other written and oral communications in relation thereto.


16.    SUBMISSION TO JURISDICTION

      16.1 For the exclusive benefit of the Lessor, the Guarantor hereby submits to the non-exclusive jurisdiction of the courts of England with regard to this Guarantee and Indemnity. Any legal action or proceedings with respect to this Guarantee and Indemnity may be brought in the courts of England or such other jurisdiction, as the Lessor may elect. By its execution and delivery of this Guarantee and Indemnity, the Guarantor:

             (i) hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts with respect to this Guarantee and Indemnity;

             (ii) waives any objections on the grounds of venue or forum non conveniens or any similar grounds and agrees that legal proceedings in any one or more jurisdictions shall not preclude legal proceedings in any other jurisdiction with respect to this Guarantee and Indemnity;

             (iii) agrees that final judgment against it in any action or proceedings shall be conclusive and may be enforced in any other jurisdiction with respect to this Guarantee and Indemnity within or outside
             England by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and of the amount of its indebtedness; and

             (iv) hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Guarantee and Indemnity to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding.

      16.2 The Guarantor, in the case of the courts of England, hereby designates, appoints and empowers WFW Legal
      Services Limited (ref. CALP/DNO 2628.16002) at the address of its registered office for the time being (presently 15 Appold Street, London EC2A 2HB) to receive, for and on behalf of it, service of process in such jurisdiction in any legal action or proceedings with respect to this Guarantee and Indemnity. The Guarantor undertakes to maintain an agent for the service of process in England at all times whilst the Guarantor has any liability, actual or contingent, under this Guarantee and Indemnity and if, for any reason such agent named above or its successor shall no longer serve as agent of the Guarantor to receive service of process in England the Guarantor shall promptly appoint a successor in England and advise the Lessor thereof. It is understood that a copy of any process served as above will be promptly forwarded (if necessary) by first class prepaid mail to the Guarantor, but the failure of the Guarantor to receive such copy shall not affect in any way the service of such process on the said person as the agent of the Guarantor.


17.    JUDGMENT CURRENCY

             If, under any applicable law, whether as a result of a judgment against the Guarantor or the liquidation of the Guarantor or for any other reason, any payment under or in connection with this Guarantee and Indemnity is made or is recovered in a currency (the "OTHER CURRENCY") other than that in which it is required to be paid hereunder (the "ORIGINAL CURRENCY") then, to the extent that the payment (when converted at the rate of exchange and after deducting commission on the date of payment or, in the case of a liquidation, the latest date for the determination of liabilities permitted by the applicable law) falls short of the amount which is required to be paid under or in connection with this Guarantee and Indemnity as aforesaid, the Guarantor shall as a separate and independent obligation fully indemnify the Lessor on demand against the amount of the shortfall; and for the purposes of this Clause 17 "RATE OF EXCHANGE" means the rate at which the Lessor is able as at 11.00 a.m. (London time) on the relevant date to purchase the Original
      Currency with the Other Currency.


18.    CONFIDENTIALITY

      18.1 At all times during the Pre-Lease Period and the Lease Period, each of the parties hereto shall keep confidential and shall not, without the prior written consent, in the case of the Guarantor, of the Lessor and, in the case of the Lessor, of the Guarantor, issue any press release in relation to the transactions evidenced by the Lease Documents, or disclose to any other person the financial details of any of the Lease Documents and the transactions contemplated hereby or thereby or any other agreement entered into after the date hereof by the Lessor and the Guarantor in connection with any of the Lease Documents, or release copies or drafts of any such document which disclose or reveal the identity of the parties (or any of them) provided that (i) the Lessor will not unreasonably withhold or delay its consent to any proposed press release and (ii) the parties hereto shall be entitled, without any such consent, to disclose the same:

             18.1.1 in connection with any proceedings arising out of or in connection with this Guarantee and Indemnity or any of the other Lease Documents; or

             18.1.2 if required to do so by an order of a court of competent jurisdiction whether in pursuance of any procedure for discovery of documents or otherwise;
             or

             18.1.3 pursuant to any law or regulation having the force of law; or

             18.1.4 to any fiscal, monetary, tax, governmental or other competent authority; or

             18.1.5 to the auditors, legal or other professional advises, insurance brokers or underwriters of any member of either the Group or the Lessor's Group;
             or

             18.1.6 if any of the same is or shall become publicly known otherwise than as a result of a breach by such party of this Clause 18; or

             18.1.7 in any manner contemplated by any of the Lease
             Documents; or

             18.1.8 to any other party to the Lease Documents or any Additional Security Provider to the extent that such Additional Security Provider has executed a confidentiality undertaking in favour of the Lessor in form and content reasonably acceptable to the Lessor.


19.    NATURE OF DOCUMENT

       This Guarantee and Indemnity is a deed.


IN WITNESS whereof the Guarantor and the Lessor have caused this Guarantee and Indemnity to be duly executed and delivered, in the case of the Guarantor as its deed the day and year first above written.




EXECUTED AND DELIVERED             )
as a DEED by                       )      WALTER MATHEW RALLS
GLOBAL MARINE INC.                 )
in the presence of: LISA J. BIGGS  )






SIGNED BY                          )
for and on behalf of               )
NELSTAR LEASING COMPANY LIMITED    )      Peter Bernard Miles
in the presence of: LISA J. BIGGS  )